                                                                      EXHIBIT 9



                                API LETTERHEAD



                                          September 20, 1999


Mr. Daniel L. Comas
Vice President, Corporate Development
Danaher Corporation
1250 24/th/ Street, N.W.
Washington, D.C. 20037


Dear Mr. Comas:

          It has been brought to both of our attention that it may be in the best interests of our respective companies, Danaher Corporation ("DHR") and American Precision Industries Inc. ("API"), to explore the possibility of engaging in a business transaction with each other. To assist DHR and API in reaching a mutual decision concerning such a possible transaction, each of DHR and API agrees that it may deliver to the other certain information which is nonpublic, confidential or proprietary in nature (the "Evaluation Material").

          API and DHR both agree that their respective delivery and the other party's use of the Evaluation Material is subject to the terms of this letter agreement as follows:

          1. Each of API and DHR, directly or through its representatives, may disclose such Evaluation Material to the other party as it deems advisable in connection with the other party's evaluation of a possible business transaction. Each of API and DHR shall accept and hold such Evaluation Material in strict confidence in accordance with the provisions of this letter agreement.

          2. Each party agrees that the other party reserves the right, in its sole and absolute discretion, to reject any or all proposals, to decline to furnish further Evaluation Material and to terminate discussions and negotiations with the other party at any time. The exercise by either party of these rights shall not affect the enforceability of any provision of this letter agreement. Each party further understands and agrees that unless and until a definitive Transaction Agreement has been executed and delivered, no contract or agreement providing for a transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this letter agreement, the term "definitive Transaction Agreement" shall mean a binding, fully negotiated final agreement with respect to a business transaction, but does not include an

Mr. Daniel L. Comas
Vice President, Corporate Development
Danaher Corporation
September 20, 1999
Page 2.

executed letter of intent or any other preliminary written agreement, nor does it include any verbal acceptance of any offer made by either party.

          3. The Evaluation Material shall be deemed to include, without limitation: (a) information provided prior to, on or following the date hereof;
(b) all analyses, compilations, forecasts, studies or other documents prepared by either API or DHR, their respective agents, representatives (including attorneys, accountants and financial advisers) or employees which contain or otherwise reflect such information; and (c) all nonpublic information furnished to either API or DHR, whether disclosed in writing or orally or obtained by either API or DHR through their observation of the other party's facilities.

          4. The Evaluation Material will be kept strictly confidential and, without the prior written consent of either API or DHR, as the case may be, the party to whom such Evaluation Material was disclosed (and its directors, officers, employees, agents and representatives) shall not: (a) distribute or disclose the Evaluation Material to any third party; or (b) use the Evaluation Material for any purpose other than in connection with evaluating a possible business transaction with the other party. Each of API and DHR also agrees to transmit the Evaluation Material only to those individuals who are actively and directly participating in the evaluation of a business transaction and who are informed of and who have agreed to comply with the terms of this letter agreement and who are instructed not to make use of the Evaluation Material in a manner inconsistent herewith. The party to whom such Evaluation Material was disclosed shall be responsible for any breach of the terms of this letter agreement by such individuals.

          5. The Evaluation Material shall not include information which the party to whom such Evaluation Material was disclosed can demonstrate: (a) is or becomes generally available to the public other than by breach by such party of its agreements herein contained; (b) was prior to disclosure hereunder, or thereafter becomes, known to such party on a nonconfidential basis; (c) is known to the recipient prior to the date of disclosure; or (d) is independently developed by recipient as shown by its written records and without breach of any obligation under this letter agreement.

          6. Each of API and DHR when requested in writing by the other party shall immediately return or destroy (and confirm in writing to the other party such fact) the Evaluation Material, including all notes, copies, reproductions, summaries, analyses or extracts thereof, then in the possession or under the control of the party to whom such Evaluation Material was disclosed either furnished by the other party hereunder or prepared by or on behalf of the party to whom such Evaluation Material was disclosed. Such return or destruction shall not abrogate the continuing obligations of the party to whom such Evaluation Material was disclosed under this letter agreement.

Mr. Daniel L. Comas
Vice President, Corporate Development
Danaher Corporation
September 20, 1999
Page 3.

          7. Neither API nor DHR will disclose to any person or entity the fact that discussions, investigations or negotiations are taking place concerning a possible business transaction between API and DHR; provided, however, that nothing in this letter agreement shall preclude or prohibit either party from making public disclosures that in the opinion of its independent legal counsel are required by the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules or regulations adopted pursuant thereto, or by rules or regulations of any exchange or market self-regulatory organization that provides a trading market for such party's securities. Prior to such disclosure the party making such disclosure will use its best efforts to communicate fully with the other party concerning the need for and content of any public disclosure.

          8. In the event that either party is requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, including the fact that discussions, investigations or negotiations are taking place concerning a possible business transaction, such party shall provide the other party with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, either API or DHR, as the case may be, shall furnish only that portion of Evaluation Material which it is advised by independent legal counsel is legally required and shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such Evaluation Material.

          9. It is understood that this letter agreement does not constitute an agreement to enter into a business transaction and does not obligate API or DHR to enter into any further discussions or agreements, or to refrain from conducting discussions or investigations with any other parties regarding possible business transactions with those other parties.

          10. DHR, on behalf of itself and each of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), agrees that until the expiration of two (2) years from the date of this letter agreement, it and its affiliates will not, directly or indirectly, without the prior written approval of API (a) in any manner acquire, agree to acquire or make any public or private proposal or offer to acquire, directly or indirectly, any securities, assets or property of API or any of its subsidiaries, whether such agreement, proposal or offer is with or to API or any of its subsidiaries or with or to a third party,
(b) propose to enter into, directly or indirectly, any tender or exchange offer, recapitalization, merger or other business combination involving API or any of its subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of API, (d) submit any shareholder proposal for consideration or approval at API's shareholders' meeting, (e) form, join or in any

Mr. Daniel L. Comas
President and Chief Executive Officer
Danaher Corporation
September 20, 1999
Page 4.

way participate as a "syndicate" or "group" with a "person" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of API, (f) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of API, (g) disclose any intention, plan or arrangement inconsistent with the foregoing, or (h) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other persons in connection with any of the foregoing. If at any time during such period DHR or any of its affiliates is approached by any third party concerning its or such third party's participation or intentions with respect to any of the above, DHR shall promptly inform API of the nature of such contact and the parties thereto.

          11. Until the earlier of (a) the execution by the parties of a definitive Transaction Agreement or (b) two (2) years from the date of this letter agreement, each party agrees not to solicit or make offers of employment to any of the executive officers or other management level employees of the other party or any of its subsidiaries without the prior written consent of the other party; provided, however, that the foregoing shall not (i) prohibit a party from hiring any such persons who respond to a national advertisement for employment placed by such party, or (ii) prohibit such party from hiring any such person who, without solicitation by such party, contacts such party regarding employment.

          12. Each party hereby acknowledges that it is aware, and that it has advised or will advise its directors, officers, employees, agents and advisers who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          13. The terms of this letter agreement shall inure to the benefit of, and be binding upon, each of API and DHR and their respective successors and assigns. Without prejudice to the other rights and remedies otherwise available at law or in equity, each of API and DHR and their respective agents and representatives shall be entitled to equitable relief by way of injunction if the other party or any of its agents or representatives breach or threaten to breach any of the provisions of this letter agreement.

          14. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Mr. Daniel L. Comas
President and Chief Executive Officer
Danaher Corporation
September 20, 1999
Page 5.

          15. Should any provision of this letter agreement be held to be void, invalid, unenforceable or illegal by a court of competent jurisdiction, the validity and enforceability of the other provisions shall not be affected thereby.

          16. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The parties hereby agree to have any dispute hereunder tried in the State Courts of New York or in the Federal District Court of the United States that sit in Erie County, New York, and each party hereby submits to the jurisdiction of those courts.

          17. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement.

          Please indicate DHR's acceptance of and agreement to the terms of this letter agreement by signing the enclosed copy of the same and returning it to me, whereupon this will become a binding agreement between DHR and API.

                              Very truly yours,

                              AMERICAN PRECISION INDUSTRIES INC.

                              By: /s/ Kurt Wiedenhaupt
                                  Kurt Wiedenhaupt
                                  Chairman of the Board, President
                                  and Chief Executive Officer


Acknowledged and agreed to
this      day of         1999

DANAHER CORPORATION


By   /s/ Daniel L. Comas
  ---------------------------------
  Daniel L. Comas
  Vice President, Corporate Development